UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2005 (September 9, 2005)

Revlon Consumer Products Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-59650	13-3662953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant's telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Revlon Consumer Products Corporation ("Products Corporation", and together with Revlon, Inc., the "Company"), a wholly-owned subsidiary of Revlon, Inc., filed a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC") on September 9, 2005 for the registration of its 9½% Senior Exchange Notes due 2011 which would be exchanged for the 9½% Senior Notes due 2011 issued by Products Corporation in a private placement on August 16, 2005. In connection with the filing of that registration statement, Products Corporation included, as is customary, disclosure regarding certain risk factors affecting its business and securities. Products Corporation is voluntarily filing the following description of certain risks affecting itself in order to make publicly available such risk factor disclosure and to provide, earlier than required, the risk factor disclosure that will be required in Annual Reports on Form 10-K for all public companies under Release No. 33-8591; 34-52056, which will be required in Products Corporation's Annual Report on Form 10-K for the fiscal year ending December 31, 2005, which Products Corporation is not required to file with the SEC until March 31, 2006.

Unless the context requires otherwise, the terms "we," "our," "ours" and "us" refer to Revlon Consumer Products Corporation and its subsidiaries. You should consider the risks described below in evaluating us, our operations and our securities. It is important to note that these are not the only risks and uncertainties that we face; additional risks and uncertainties not presently known to us may also negatively affect our operations, business or the value of our securities. All U.S. market share and market position data herein for the Company's brands are based upon retail dollar sales, which are derived from ACNielsen data. ACNielsen measures retail sales volume of products sold in the U.S. mass-market distribution channel. Such data represent ACNielsen's estimates based upon data gathered by ACNielsen from market samples, which ACNielsen adjusts from time to time, and are therefore subject to some degree of variance. Additionally, as of August 4, 2001, ACNielsen's data do not reflect sales volume from Wal-Mart, Inc., which is the Company's largest customer, representing approximately 21.0% of the Company's 2004 consolidated net sales.

Our substantial indebtedness could adversely affect our operations and flexibility and our ability to service our debt.

We have a substantial amount of outstanding indebtedness. After giving effect to the August 16, 2005 offering of an additional $80.0 million aggregate principal amount of our 9½% Senior Notes due 2011 (the "August 2005 9½% Senior Notes"), as of June 30, 2005, our total indebtedness would have been $1,450.7 million, including $327.0 million aggregate principal amount outstanding of our 8 5/8% Senior Subordinated Notes due 2008 (the "8 5/8% Senior Subordinated Notes"), $310.0 million aggregate principal amount outstanding of our 9½% Senior Notes due 2011 (the "March 2005 9½% Senior Notes" and, together with the August 2005 9½% Senior Notes, the "9½% Senior Notes") and $700.0 million aggregate principal amount outstanding under our 2004 Credit Agreement (as defined below). Our level of indebtedness could make it more difficult for us to make interest payments on, or to purchase, redeem or repay, our indebtedness.

We may have debt maturing prior to the end of the first quarter of 2006 if and to the extent we draw under the line of credit (the "MacAndrews & Forbes Line of Credit") between us and MacAndrews & Forbes Inc., a wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes Holdings" and, together with its affiliates, "MacAndrews & Forbes"). As of September 1, 2005, the MacAndrews & Forbes Line of Credit had availability of $87.0 million. The MacAndrews & Forbes Line of Credit terminates on the earlier of the consummation of Revlon, Inc.'s planned equity issuance of up to an aggregate amount of $185 million, or March 31, 2006 (provided that in no event would the line of credit terminate prior to its previous expiration date of December 1, 2005). As of September 1, 2005, the MacAndrews & Forbes Line of Credit was undrawn.

On July 9, 2004, we entered into a credit agreement (the "2004 Credit Agreement") with a syndicate of lenders and Citicorp USA, Inc., as agent. The 2004 Credit Agreement originally provided for borrowings of up to $960.0 million and consisted of an $800.0 million term loan facility, which was reduced to $700.0 million following our March 2005 prepayment of $100.0 million (the "Term Loan Facility"), and a $160 million asset-based multi-currency revolving credit facility (the "Multi-Currency

Facility," and, together with the Term Loan Facility, the "Credit Facilities"). The Credit Facilities under the 2004 Credit Agreement are subject to termination on October 30, 2007 if the 8 5/8% Senior Subordinated Notes, with an aggregate principal amount outstanding of $327.0 million as of September 1, 2005, are not redeemed, repurchased, defeased or repaid such that not more than $25.0 million of such notes remain outstanding on or before such date. In addition, it will be an event of default under the 2004 Credit Agreement and the 2004 Credit Agreement could terminate if Revlon, Inc. does not issue approximately $110 million of equity and transfer the proceeds of such issuance to us to reduce our outstanding indebtedness by March 31, 2006.

We are subject to the risks normally associated with substantial indebtedness, including the risk that our operating revenues and the operating revenues of our subsidiaries will be insufficient to meet required payments of principal and interest, and the risk that we will be unable to refinance existing indebtedness when it becomes due or that the terms of any such refinancing will be less favorable than the current terms of such indebtedness. Our substantial indebtedness could also:

•	limit our ability to fund (including by obtaining additional financing) the costs and expenses of the continued implementation of, and refinement to, our business plan, including in connection with our previously-announced new strategic business initiatives (one of which is focused on the Almay brand and is designed to capitalize on unmet consumer needs for simplicity and healthy beauty, and the other of which is focused on the more mature consumer segment and involves a cosmetics system consisting of a full range of products and shades intended to address the more mature consumers' changing skin), future working capital, capital expenditures, advertising or promotional expenses, new product development costs, purchases and reconfiguration of wall displays, acquisitions, investments, restructuring programs and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for the continued implementation of, and refinement to, our business plan, including funding our new strategic business initiatives, and for other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our flexibility in responding to changes in our business and the industry in which we operate; and

•	make us more vulnerable in the event of adverse economic conditions or a downturn in our business.

Although agreements governing our indebtedness, including the indentures governing our outstanding notes, the agreement governing the MacAndrews & Forbes Line of Credit and the 2004 Credit Agreement, limit our ability to borrow additional money, under certain circumstances we are allowed to borrow a significant amount of additional money, which, in certain circumstances and subject to certain limitations, could be secured indebtedness.

Our ability to pay the principal of our indebtedness depends on many factors.

We currently anticipate that, in order to pay the principal amount of our outstanding indebtedness upon the occurrence of any event of default, to repurchase our notes if a change of control occurs or in the event that our cash flows from operations are insufficient to allow us to pay the principal amount of our indebtedness at maturity, we may be required to refinance our indebtedness, seek to sell assets or operations, seek to cause Revlon, Inc. to sell additional Revlon, Inc. securities, or seek additional capital contributions or loans from Revlon, Inc., MacAndrews & Forbes or from our other affiliates or third parties. Revlon, Inc. is a public holding company and has no business operations of its own, and its only material asset is our capital stock. None of our affiliates are required to make any capital contributions, loans or other payments to us regarding our obligations on our indebtedness. We cannot assure you that we would be able to pay the principal amount of our indebtedness if we took any of the above actions or that the indentures governing our outstanding notes or any of our other debt instruments (including the 2004 Credit Agreement and the

MacAndrews & Forbes Line of Credit) or the debt instruments of our subsidiaries then in effect would permit us to take any of the above actions. See "Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply."

We are dependent on the operations of our subsidiaries and have a substantial amount of secured indebtedness, which could affect our ability to make payments on our obligations.

We conduct a significant portion of our operations through our subsidiaries and depend, in part, on earnings and cash flows of, and dividends from, our subsidiaries to pay our obligations, including principal of and interest on our indebtedness. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. To the extent these restrictions are applied to our subsidiaries, we would not be able to use the earnings of those subsidiaries to make payments on our indebtedness. Furthermore, in the event of any bankruptcy, liquidation or reorganization of a subsidiary, the rights of the holders of our indebtedness to participate in the distribution of the assets of such subsidiary may rank behind the claims of that subsidiary's creditors, including, with respect to subsidiaries that are guarantors of the 2004 Credit Agreement or borrowers under it, the lenders under the 2004 Credit Agreement and trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, indebtedness outstanding under our indentures and our other indebtedness may be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries. As of June 30, 2005, our subsidiaries had approximately $183.4 million of outstanding indebtedness and other liabilities (excluding intercompany payables and receivables and subsidiary guarantees of the 2004 Credit Agreement), all of which would have been structurally senior to our outstanding notes.

As of June 30, 2005, we had secured indebtedness of $737.5 million, substantially all of which was outstanding under the 2004 Credit Agreement. In the event that our secured creditors or the secured creditors of our subsidiaries, including, with respect to subsidiaries that are guarantors of the 2004 Credit Agreement or borrowers under it, the lenders under the 2004 Credit Agreement, exercise their rights with respect to our or our subsidiaries' assets that are pledged as collateral for our or our subsidiaries' secured obligations, the proceeds of the liquidation of these assets will first be applied to repay obligations secured by any liens, including the guarantee of obligations under the 2004 Credit Agreement, before any unsecured indebtedness, including our outstanding notes, is repaid. See "Our substantial indebtedness could adversely affect our operations and flexibility and our ability to service our debt."

Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply.

Agreements governing our indebtedness, including the 2004 Credit Agreement, the agreement governing the MacAndrews & Forbes Line of Credit and the indentures governing our outstanding notes, contain a number of significant restrictions and covenants that limit our ability and our subsidiaries' ability, among other things (subject in each case to limited exceptions), to:

•	borrow money;

•	use assets as security in other borrowings or transactions;

•	pay dividends on stock or purchase stock;

•	sell assets;

•	enter into certain transactions with affiliates; and

•	make certain investments.

In addition, the 2004 Credit Agreement contains financial covenants limiting our secured debt-to-EBITDA ratio and, under certain circumstances, requiring us to maintain a minimum consolidated fixed charge coverage ratio. The 2004 Credit Agreement also includes provisions that would cause the acceleration of the maturities of the Credit Facilities if the 8 5/8% Senior Subordinated Notes are not refinanced prior to October 30, 2007 such that not more than $25.0 million of such notes remain outstanding. In addition, it will be an event of default if Revlon, Inc. fails to issue approximately $110 million of equity and transfer the proceeds of such issuance to us to reduce our outstanding indebtedness by March 31, 2006. These covenants affect our operating flexibility by, among other things, restricting our ability to incur expenses and indebtedness that could be used to fund the costs of implementing and refining our business plan and to grow our business, including with respect to our new strategic business initiatives, as well as to fund general corporate purposes. The breach of certain covenants contained in the 2004 Credit Agreement would permit our lenders to accelerate amounts outstanding under the 2004 Credit Agreement, which would in turn constitute an event of default under the MacAndrews & Forbes Line of Credit and the indentures governing our outstanding notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from MacAndrews & Forbes with respect to the MacAndrews & Forbes Line of Credit or the trustee or holders of the applicable percentage under the applicable indenture. In addition, holders of our outstanding notes may require us to repurchase their notes in the event of a change of control under the applicable indenture. See "Our ability to pay the principal of our indebtedness depends on many factors." We may not have sufficient funds at the time of any such breach of any such covenant or change of control to repay in full the borrowings under the 2004 Credit Agreement, or to repurchase or redeem our outstanding notes.

Events beyond our control, such as decreased spending in response to weak economic conditions, weakness in the mass-market cosmetics category, retailer inventory management, adverse changes in currency, increased competition from our competitors, changes in consumer purchasing habits, including with respect to shopping channels, lower than anticipated success of our advertising and marketing plans, lower than expected customer acceptance or consumer acceptance of our new strategic business initiatives, decreased sales of our existing products as a result of our new strategic business initiatives and changes in the competitive environment, could impair our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. We cannot assure you that we and our subsidiaries will be able to comply with the provisions of our debt instruments, including the financial covenants in the 2004 Credit Agreement. If we are unable to satisfy such covenants or other provisions at any future time, we would need to seek an amendment or waiver of such financial covenants or other provisions. There is no guarantee that lenders under the 2004 Credit Agreement would consent to any amendment or waiver requests that we may make in the future, and, if they do, we cannot assure you that they would do so on terms which are favorable to us. In the event that we were unable to obtain such a waiver or amendment and we were not able to refinance or repay our debt instruments, including the 2004 Credit Agreement, our inability to meet the financial covenants or other provisions would constitute an event of default under our debt instruments, including the 2004 Credit Agreement, which would permit the bank lenders to accelerate the 2004 Credit Agreement, which in turn would constitute an event of default under the MacAndrews & Forbes Line of Credit and the indentures governing our outstanding notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from MacAndrews & Forbes with respect to the MacAndrews & Forbes Line of Credit or the trustee under the applicable indenture.

We cannot assure you that our assets or cash flow or that of our subsidiaries would be sufficient to repay fully borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default, or if we were required to repurchase our outstanding notes upon a change of control, or that we would be able to refinance or restructure the payments on such debt. Further, if we were unable to repay, refinance or restructure our indebtedness under the 2004 Credit Agreement, the lenders could proceed against the collateral securing that indebtedness.

Limits on our borrowing capacity under the Multi-Currency Facility may affect our ability to finance our operations.

While the Multi-Currency Facility currently provides for up to $160.0 million of commitments, our ability to borrow funds under this facility is limited by a borrowing base determined relative to the value, from time to time, of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. If the value of these eligible assets is not sufficient to support the full $160.0 million borrowing base, we will not have full access to the Multi-Currency Facility but rather could have access to a lesser amount determined by the borrowing base. Further, if we borrow funds under this facility, subsequent changes in the value or eligibility of the assets could cause us to be required to pay down the amounts outstanding so that there is no amount outstanding in excess of the then-existing borrowing base. Our ability to make borrowings under the Multi-Currency Facility is also conditioned upon our compliance with other covenants in the 2004 Credit Agreement, including a fixed charge coverage ratio that applies when the excess borrowing base is less than $30.0 million. Because of these limitations, we may not always be able to meet our cash requirements with funds borrowed under the Multi-Currency Facility, which could have a material adverse effect on our business, results of operations or financial condition. On September 1, 2005, the Term Loan Facility was fully drawn, and availability under the Multi-Currency Facility, based upon the calculated borrowing base less outstanding borrowings and letters of credit, was $139.8 million.

We depend on our Oxford, North Carolina facility for production of a substantial portion of our products and are moving certain production for the European markets primarily to our Oxford, North Carolina facility. Disruptions to this facility could affect our sales and our financial condition.

A substantial portion of our products are produced at our Oxford, North Carolina facility. One of our initiatives includes rationalizing our supply chain in Europe, which includes moving certain production for the European markets from our current European supplier primarily to our Oxford, North Carolina facility. Significant unscheduled downtime at this facility due to equipment breakdowns, power failures, natural disasters, weather conditions hampering delivery schedules or other disruptions, including those caused by transitioning manufacturing primarily to our Oxford, North Carolina facility, or any other cause could adversely affect our ability to provide products to our customers, which would affect our sales and our financial condition. Additionally, if product sales exceed forecasts, we could, from time to time, not have an adequate supply of products to meet customer demands, which could cause us to lose sales.

In the past, we experienced production difficulties with our current European supplier in Maesteg, Wales. If our current European supplier is unable to fulfill its obligations under its supply contract prior to the transition of this production primarily to our Oxford, North Carolina facility, because of manufacturing difficulties or disruption at the Maesteg, Wales facility or for any other reason, or if we encounter difficulties in transferring certain product lines out of such facility primarily to our Oxford, North Carolina plant or to other third party suppliers or any new warehousing or distribution providers are unable to meet our operational requirements, this could disrupt production or distribution or adversely affect our sales in the European market, which could have an adverse effect on our overall results of operations and financial condition.

Our new strategic business initiatives may not be as successful as we anticipate in furthering our growth objectives.

We recently announced two new strategic business initiatives, one of which is focused on the Almay brand and is designed to capitalize on unmet consumer needs for simplicity and healthy beauty, and the other of which is focused on the more mature consumer segment and involves a cosmetics system consisting of a full range of products and shades intended to address the more mature consumers' changing skin.

We may not be successful in achieving our growth objectives. Each of the elements of the new strategic business initiatives carries significant risks, as well as the possibility of unexpected consequences, including:

•	the acceptance of the new strategic business initiatives by our retail customers may not be as high as we anticipate;

•	sales of the new products to our retail customers may not be as high as we anticipate;

•	our marketing strategies for the new strategic business initiatives may be less effective than planned and may fail to effectively reach the targeted consumer base or engender the desired consumption and the rate of sales to our consumers may not be as high as we anticipate;

•	our wall displays to showcase the new products may fail to achieve their intended effects;

•	we may experience product returns exceeding our expectations as a result of the new strategic business initiatives;

•	we may incur costs exceeding our expectations as a result of the continued development and launch of the new strategic business initiatives, including, for example, costs in connection with the purchase and installation of new wall displays and advertising and promotional expenses or other costs, including trade support, related to launching the new strategic business initiatives;

•	we may experience a decrease in sales of certain of our existing products as a result of the products related to the new strategic business initiatives;

•	our product pricing strategies for the new strategic business initiatives may not be accepted by our retail customers and/or our consumers, which may result in our sales being less than we anticipate;

•	the new strategic business initiatives will require significant increases in the volume of products produced and distributed by our manufacturing and distribution facilities, as well as manufacturing facilities and distribution facilities of third party suppliers, principally during the fourth quarter of 2005 and the first half of 2006. Any delays or other difficulties impacting our ability, or the ability of our third party manufacturers and suppliers, to timely manufacture, distribute and ship products in connection with launching the new strategic business initiatives, such as inclement weather conditions or those delays or difficulties discussed under "We depend on our Oxford, North Carolina facility for production of a substantial portion of our products and are moving certain production for the European markets primarily to our Oxford, North Carolina facility. Disruptions to this facility could affect our sales and our financial condition," could affect our ability to ship and deliver products to meet our retail customers' reset deadlines;

•	the new strategic business initiatives will require that we cause to be manufactured, shipped and installed new display walls at our retail customers' stores in time for our customers' reset schedules. Any delays or other difficulties impacting the manufacture, distribution and installation of display walls could affect our ability to meet our retail customers' reset deadlines; and

•	attempting to accomplish all of the elements of the new strategic business initiatives simultaneously may prove to be a financial and operational burden on us and we may be unable to successfully accomplish all of the elements of the initiatives simultaneously.

Each of the risks referred to above could delay or impede our ability to achieve our growth objectives, which could have a material adverse effect on our business, results of operations and financial condition.

Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue growth and expenses. If such levels prove to be other than as anticipated, we may be unable to meet our cash requirements or meet the requirements of financial covenants under the 2004 Credit Agreement, which could have a material adverse effect on our business.

We currently expect that operating revenues, cash on hand and funds available for borrowing under (i) the 2004 Credit Agreement, (ii) the MacAndrews & Forbes Line of Credit and (iii) other permitted lines of credit will be sufficient to enable us to cover our operating expenses for 2005, including cash requirements in connection with our operations, the continued implementation of, and refinement to, our business plan, including with respect to our new strategic business initiatives, expenses in connection with the issuance of the 9½% Senior Notes, our debt service requirements for 2005 and regularly scheduled pension contributions.

If our anticipated level of revenue growth is not achieved, however, because of, for example, decreased consumer spending in response to weak economic conditions or weakness in the mass-market cosmetics category, retailer inventory management, adverse changes in currency, increased competition from our competitors, changes in consumer purchasing habits, including with respect to shopping channels, or because our advertising and marketing plans or the new strategic business initiatives are not as successful as anticipated, or if our expenses associated with continued implementation of, and refinement to, our business plan, including expenses related to our new strategic business initiatives, exceed the anticipated level of expenses, our current sources of funds may be insufficient to meet our cash requirements. In addition, such developments, if significant, could reduce our revenues and could adversely affect our ability to comply with certain financial covenants under the 2004 Credit Agreement. If operating revenues, cash on hand and funds available for borrowing are insufficient to cover our expenses or are insufficient to enable us to comply with the financial covenants under the 2004 Credit Agreement, we could be required to adopt one or more alternatives listed below. For example, we could be required to:

•	delay the implementation of or revise certain aspects of our business plan, including potentially delaying, suspending or revising certain aspects of our new strategic business initiatives;

•	reduce or delay purchases of wall displays or advertising or promotional expenses, including spending on new wall displays anticipated to be undertaken in connection with our new strategic business initiatives;

•	reduce or delay capital spending, including in connection with our new strategic business initiatives;

•	restructure our indebtedness;

•	sell assets or operations;

•	delay, reduce or revise our restructuring plans;

•	seek additional capital contributions or loans from MacAndrews & Forbes, Revlon, Inc., our other affiliates or third parties;

•	seek to cause Revlon, Inc. to sell additional Revlon, Inc. securities; or

•	reduce other discretionary spending.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that we would be able to take any of these actions, because of a variety of commercial or market factors or constraints in our debt instruments, including, for example, market conditions being unfavorable for an equity or debt issuance, additional capital contributions or loans not being available from affiliates or third parties, or that the transactions may not be permitted under the terms of the various debt instruments then in effect, because of restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. Such actions, if ever taken, may not enable us to satisfy our cash requirements or comply with the financial covenants under the 2004 Credit Agreement if the actions do not result in savings or generate a sufficient amount of additional capital, as the case may be.

We depend on a limited number of customers for a large portion of our net sales and the loss of one or more of these customers could reduce our net sales.

For 2002, 2003 and 2004, Wal-Mart, Inc. and its affiliates accounted for approximately 22.5%, 20.6% and 21.0%, respectively, of our worldwide net sales. We expect that for 2005 and future periods, Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of our net sales. The loss of Wal-Mart or one or more of our other customers that may account for a significant portion of our net sales, or any significant decrease in sales to these customers or any significant decrease in our retail display space in any of these customers' stores, could reduce our net sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to increase our sales through our primary distribution channels.

While the U.S. mass-market for color cosmetics has historically been a strong and growing category, it declined approximately 1.1% during 2003 and approximately 0.6% during 2004. In the United States, mass volume retailers and chain drug stores currently are the primary distribution channels for our products. Accordingly, although the U.S. mass-market for color cosmetics advanced 2.8% and 2.2% for the three and six month periods ended June 30, 2005, as compared to the respective year-ago periods, softness in the U.S. mass market for color cosmetics could cause us to be unable to increase sales of our products through these distribution channels to the extent we desire. Additionally, other channels, including department stores, door-to-door and the internet combined, account for a significant amount of sales of cosmetics and beauty care products. If consumers change their purchasing habits, such as by buying more cosmetics and beauty care products in channels in which we do not currently compete, this could reduce our net sales and therefore have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating history under our business plan, and we cannot assure you that it will be successful or enable us to achieve or maintain profitable operations.

We have a limited operating history under our three-phase business plan. If we fail to successfully execute our plan, including if we fail to successfully execute our new strategic business initiatives, we may not achieve the expected increases in our net sales or improvements in our operating margin, which could adversely affect our profitability and liquidity. Additionally, it is possible that implementation of the plan may have unanticipated consequences that could be adverse to our business.

Each of the components of our plan carries significant risks, as well as the possibility of unexpected consequences. Potential risks include:

•	our attempts to make our advertising and media more effective may fail to achieve their intended effects;

•	changes to our wall displays may fail to achieve their intended effects;

•	we may experience product returns exceeding our expectations as a result of streamlining product assortments, new product introductions or brand launches, including as a result of the new strategic business initiatives, or additional repositioning, repackaging and reformulating one or more of our product lines or brands, or further refining our approach to retail merchandising;

•	we may incur costs exceeding our expectations as a result of the roll out of wall displays, including costs in connection with rolling out new wall displays in connection with our new strategic business initiatives, or making further refinements to our wall displays, or the wall displays or refinements to such displays may fail to achieve their intended effects;

•	selective price adjustments may fail to achieve their intended effect;

•	our new product development process may not be as successful as contemplated, or consumers may not accept our new product offerings to the degree envisioned, including products to be sold in connection with our new strategic business initiatives;

•	our competitors, some of which have greater resources than we do, could increase their spending on advertising and media, increase their new product development spending or take other steps in response to our plan, including in response to our new strategic business initiatives, which could impact the effectiveness of our plan, including the effectiveness of our new strategic business initiatives, and our ability to achieve our objective of increased revenues and profitability over the long term;

•	we may experience difficulties, delays or higher than expected costs in implementing our comprehensive program to develop and train our employees to improve our organizational capabilities or in attracting and retaining talented and experienced personnel;

•	we may be unable to achieve our growth objectives in connection with our new strategic business initiatives or we may experience difficulties, delays or higher than expected costs in implementing our new strategic business initiatives, including as discussed in "Our new strategic business initiatives may not be as successful as we anticipate in furthering our growth objectives;" and

•	attempts to accomplish all of the elements of our plan simultaneously may prove to be financially or operationally burdensome and may cause disruption or difficulties in our business.

See "Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue growth and expenses. If such levels prove to be other than as anticipated, we may be unable to meet our cash requirements or meet the requirements of financial covenants under the 2004 Credit Agreement, which could have a material adverse effect on our business" and "Our new strategic business initiatives may not be as successful as we anticipate in furthering our growth objectives."

Unanticipated circumstances may adversely affect our assumptions and expectations regarding our Destination Model.

Our Destination Model is based upon our expectation that we will achieve certain operating margin improvements as a result of improvements in various aspects of our business, including, without limitation, in our international supply chain, in our promotion redesign, in our cost of goods (due to various initiatives including value analyses, packaging initiatives and strategic sourcing), in our product life cycle management, in our in-store merchandising and by leveraging our fixed cost structure, for an aggregate targeted operating margin improvement of approximately 8% to 10% in a period of up to five years starting with 2003. Although we believe these expectations are reasonable and achievable, we may achieve less than expected savings from one or more of these initiatives, our progress may not be spread ratably over the five year period and there can be no assurance that the margin transformation initiatives will be implemented successfully or that other events and circumstances, such as difficulties, delays or unexpected costs in achieving those results, will not occur which could result in our not achieving our Destination Model, achieving only a portion of it, or achieving it later than we expect. Additionally, if product sales exceed forecasts our focus on closely managing inventory levels could result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales. In addition, if we experience lower than expected sales, we may experience difficulties or delays in achieving our targeted operating margin.

A substantial portion of our indebtedness is subject to floating interest rates.

A substantial portion of our indebtedness, principally under the 2004 Credit Agreement, is subject to floating interest rates, which makes us more vulnerable in the event of adverse economic conditions, increases in prevailing interest rates or a downturn in our business. As of June 30, 2005, $737.5 million of our total indebtedness was subject to floating interest rates. The Term Loan Facility and Multi-Currency Facility available to us under the 2004 Credit Agreement bear interest, at our option, at either the Eurodollar Rate (as defined in the 2004 Credit Agreement), which is based on LIBOR, or the Alternate Base Rate (as defined in the 2004 Credit Agreement), which is based on the greater of Citibank's announced base rate and the federal fund rate plus 0.5%, or the equivalent for loans denominated in currencies other than dollars. If any of LIBOR, the base rate, the federal funds rate or such equivalent local currency rates increases, our debt service costs will increase to the extent that we have elected such rates for our outstanding loans. Based on the amounts outstanding under the 2004 Credit Agreement as of June 30, 2005, and our current election to use the Eurodollar Rate, an increase in LIBOR of 50 basis points would increase our annual interest expense under the Term

Loan Facility by $3.7 million. Increased debt service costs would adversely affect our cash flow and the amounts of cash we have available for payment of our indebtedness, including our outstanding notes. While we may enter into various interest hedging contracts, we cannot assure you that we will be able to do so on a cost-effective basis or that any hedging transactions we might enter into will be successful or that shifts in interest rates will not have a material adverse effect on us.

Competition in the consumer products business could materially adversely affect our net sales and our market share.

The consumer products business is highly competitive. We compete primarily on the basis of:

•	developing quality products with innovative performance features, shades, finishes and packaging;

•	educating consumers on our product benefits;

•	anticipating and responding to changing consumer demands in a timely manner, including the timing of new product introductions and line extensions;

•	offering attractively priced products, relative to the product benefits provided;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for our retail customers by providing market-right products and executing effective pricing, incentive and promotion programs;

•	ensuring product availability through effective planning and replenishment collaboration with retailers;

•	providing strong and effective advertising, marketing, promotion and merchandising support;

•	maintaining an effective sales force; and

•	obtaining sufficient retail floor space, optimal in-store positioning and effective presentation of our products at retail.

An increase in the amount of competition that we face could have a material adverse effect on our market share and revenues. We experienced declines in our market share in the U.S. mass market in color cosmetics from the end of the first half of 1998 through the first half of 2002, including a decline in our combined color cosmetics market share from approximately 32% in the second quarter of 1998 to approximately 22% in the second quarter of 2002. From the second half of 2002 through the first half of 2005, our U.S. mass-market share stabilized, and we achieved a combined U.S. mass-market share of 22.2% for the six-month period ended June 30, 2005, compared with combined U.S. mass-market share of 22.0% for the six-month period ended June 30, 2004. The Revlon brand registered a U.S. mass-market share of 15.7% for the six-month period ended June 30, 2005, compared with 16.1% for the six-month period ended June 30, 2004, while the Almay brand advanced to 6.5% for the six-month period ended June 30, 2005, compared with 5.8% for the six-month period ended June 30, 2004. For 2004, the Revlon and Almay brands combined held U.S. mass-market share of 21.4%, with Revlon at 15.7% and Almay at 5.8%, compared with combined U.S. mass-market share of 22.2% for 2003, with Revlon at 16.2% and Almay at 6.0%. There can be no assurance that declines in our market share will not occur in the future.

In addition, we compete in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than we have, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than we do. In addition to products sold in the mass-market, our products also compete with similar products sold in prestige department store channels, door-to-door, on the internet and through mail-order or telemarketing by representatives of direct sales companies.

Our foreign operations are subject to a variety of social, political and economic risks and may be affected by foreign currency fluctuation, which could adversely affect the results of our operations and the value of our foreign assets.

As of June 30, 2005, we had operations based in 16 foreign countries and our products were sold in over 100 countries. We are exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including those in Asia, Eastern Europe and Latin America. Such changes include changes in the laws and policies that govern foreign investment in countries where we have operations, changes in consumer purchasing habits including as to shopping channels, as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment. In addition, fluctuations in foreign currency exchange rates may affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same markets. Our net sales outside of the U.S. and Canada for the years ended December 31, 2002, 2003 and 2004 and for the first half of 2004 and 2005 were approximately 32%, 31% , 34%, 34% and 37%, respectively, of our total net sales. In addition, changes in the value of relevant currencies may affect the cost of certain items and materials required in our operations. We enter into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. At June 30, 2005, the notional amount of our foreign currency forward exchange contracts was $29.3 million. We can offer no assurances as to the future effect of changes in social, political and economic conditions on our business, results of operations and financial condition or that such hedges will protect against currency fluctuations.

Terrorist attacks, acts of war or military actions may adversely affect the markets in which we operate, our operations and profitability.

On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks contributed to major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, as well as terrorist attacks such as those that occurred in Madrid, Spain and London, England, military responses to terrorist attacks, and future developments, or other military actions, such as the military actions in Iraq, may adversely affect prevailing economic conditions, resulting in reduced consumer spending and reduced demand for our products. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could reduce net sales and therefore could have a material adverse effect on our business, results of operations and financial condition.

Our products are subject to federal, state and international regulations that could adversely affect our financial results.

We are subject to regulation by the U.S. Federal Trade Commission and the U.S. Food and Drug Administration, or the FDA, in the U.S., as well as various other federal, state, local and foreign regulatory authorities, including the European Union, or the EU, in Europe. Our Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics that contain over-the-counter drug ingredients, such as sunscreens and antiperspirants. State and local regulations in the U.S. and regulations in the EU that are designed to protect consumers or the environment have an increasing influence on our product claims, contents and packaging. To the extent regulatory changes occur in the future, they could require us to reformulate or discontinue certain of our products or revise our product packaging or labeling, either of which could result in, among other things, increased costs to us, delays in product launches or result in product returns.

In the course of assessing its internal control over financial reporting as of December 31, 2004, Revlon, Inc. identified a material weakness in its internal control over financial reporting.

We are not an "accelerated filer" as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, our management was not required to perform an assessment of our internal control over financial reporting and our management report on our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) was not required to be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Under current law, this assessment and our management report will not be required until we file our Annual Report on Form 10-K for the fiscal year ending December 31, 2006. Revlon, Inc., the owner of 100% of the outstanding shares of our capital stock, is an "accelerated filer." The Sarbanes-Oxley Act of 2002 and the SEC's related rules and regulations require Revlon, Inc., beginning with Revlon, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, to include its management's report on Revlon, Inc.'s internal control over financial reporting in Revlon, Inc.'s Annual Reports on Form 10-K and to include a report from its independent registered public accounting firm attesting to such management report.

Revlon, Inc.'s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2004 and in making this assessment used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework in accordance with the standards of the Public Company Accounting Oversight Board (United States). This assessment identified a deficiency in policies and procedures related to the periodic review and validation of data input and outputs used in the estimates of the reserves for sales returns in the U.S. As a result of this deficiency, an error in accounting for the reserve for sales returns in the U.S. as of December 31, 2004 occurred and was not detected by us or Revlon, Inc. In this specific instance, performance of review procedures by us and Revlon, Inc. did not identify the omission of inventory located at certain stores acquired by a customer in 2004. This deficiency constituted a material weakness in Revlon, Inc.'s internal control over financial reporting as of December 31, 2004. Our management determined that because of the material weakness described above, our disclosure controls and procedures were not effective as of December 31, 2004.

KPMG LLP, the independent registered public accounting firm that audited Revlon, Inc.'s financial statements included in its Annual Report on Form 10-K/A for the period ended December 31, 2004 (as well as our audited financial statements included in our Annual Report on Form 10-K/A for the same period) issued an audit report on Revlon, Inc.'s management's assessment of its internal control over financial reporting, which report appears on page F-3 of Revlon, Inc.'s Form 10-K/A for the fiscal year ended December 31, 2004 filed with the SEC on April 12, 2005. In light of the material weakness identified above, in preparing our financial statements as of and for the fiscal year ended December 31, 2004, we performed additional analyses and other post-closing procedures pertaining to sales returns estimates in an effort to ensure that our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (and in our Annual Report on Form 10-K/A for the same period) have been prepared in accordance with generally accepted accounting principles. The material weakness identified above did not result in a material misstatement of Revlon, Inc.'s or our consolidated financial statements as of and for the year ended December 31, 2004, for the interim periods within that year or in Revlon, Inc.'s or our consolidated financial statements as of and for the three- and six-month periods ended June 30, 2005. KPMG LLP's reports, dated March 9, 2005, expressed an unqualified opinion on Revlon, Inc.'s and our consolidated financial statements as of and for the year ended December 31, 2004.

We and Revlon, Inc. have implemented additional controls and procedures in order to remediate the material weakness in internal control over financial reporting referred to above. These additional controls and procedures are designed to operate semi-annually at June 30 and December 31 utilizing specific information that is available at those times as part of our normal business processes at each such period end. Following the operation of these additional controls and procedures for the fiscal period ended June 30, 2005, we and Revlon, Inc. concluded that our disclosure controls and procedures were effective at such date and that the material weakness in internal control over financial reporting referred to above has been remediated.

In connection with Revlon, Inc.'s Annual Report on Form 10-K for the fiscal year ending on December 31, 2005, KPMG LLP has been engaged to perform audits of management's assessments of and the effectiveness of Revlon, Inc.'s internal control over financial reporting. However, at this time, KPMG LLP has not performed an audit of Revlon, Inc.'s or our internal control over financial reporting as of any date subsequent to December 31, 2004. Therefore, there can be no assurance that KPMG LLP will confirm our beliefs regarding the remediation program's effectiveness.

Shares of Revlon Class A common stock and our capital stock are pledged to secure various of Revlon, Inc.'s and/or other of our affiliates' obligations and foreclosure upon these shares or dispositions of shares could result in the acceleration of debt under the 2004 Credit Agreement and could have other consequences.

Our shares of common stock are pledged to secure Revlon, Inc.'s guarantee under the 2004 Credit Agreement. As of June 30, 2005, there were 2,325,291 shares of Revlon Class A common stock pledged by REV Holdings LLC, or REV Holdings, to secure $18.6 million principal amount of REV Holdings' 13% Senior Secured Notes due 2007. MacAndrews & Forbes has advised us that it has pledged additional shares of Revlon Class A common stock to secure other obligations. Additional shares of Revlon, Inc. and shares of common stock of intermediate holding companies between Revlon, Inc. and MacAndrews & Forbes Holdings may from time to time be pledged to secure obligations of MacAndrews & Forbes. A default under any of these obligations that are secured by the pledged shares could cause a foreclosure with respect to such shares of Revlon Class A common stock, our common stock or stock of intermediate holding companies. A foreclosure upon any such shares of common stock or dispositions of shares of our common stock or Revlon, Inc.'s common stock or stock of intermediate holding companies beneficially owned by MacAndrews & Forbes could, in a sufficient amount, constitute a change of control under the 2004 Credit Agreement, the MacAndrews & Forbes Line of Credit, the indentures governing our outstanding notes and certain other debt instruments of ours and of our subsidiaries. A change of control constitutes an event of default under the 2004 Credit Agreement, which would permit our lenders to accelerate amounts outstanding under the 2004 Credit Agreement. In addition, holders of our outstanding notes may require us to repurchase their notes under those circumstances. See "Our ability to pay the principal of our indebtedness depends on many factors." We may not have sufficient funds at the time of the change of control to repay in full the borrowings under the 2004 Credit Agreement or to repurchase or redeem our outstanding notes.

MacAndrews & Forbes Holdings has the power to direct and control our business.

MacAndrews & Forbes Holdings is wholly owned by Ronald O. Perelman. Mr. Perelman, directly and through MacAndrews & Forbes Holdings, beneficially owns approximately 60% of Revlon, Inc.'s outstanding common stock. Revlon, Inc. owns 100% of our common stock. Mr. Perelman, directly and through MacAndrews & Forbes Holdings, controls approximately 77% of the combined voting power of Revlon, Inc.'s common stock. As a result, MacAndrews & Forbes Holdings is able to control the election of the entire Board of Directors of Revlon, Inc. and us and controls the vote on all matters submitted to a vote of Revlon, Inc.'s and our stockholders.

New accounting requirements would cause us to record compensation expense for employee stock option grants, which will affect our earnings.

We currently account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," SFAS No. 123, "Share Based Payment" and related interpretations, which provide that any compensation expense related to employee stock options be measured based on the intrinsic value of the stock options. As a result, when employee stock options were priced at or above the fair market value of the underlying stock on the date of grant, as is our practice, we incurred no compensation expense. The Financial Accounting Standards Board, or FASB, has adopted, however, SFAS No. 123 (revised 2004), "Share-Based Payment," an amendment of FASB Statements Nos. 123 and 95, or SFAS No. 123(R), that will cause us to record compensation expense for employee stock option grants. In April 2005, the SEC adopted a rule allowing companies to implement SFAS No. 123(R) at the beginning of their next fiscal year that begins after June 15, 2005, which for us will be the fiscal year beginning January 1, 2006. We currently plan to adopt SFAS No. 123(R) effective January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition.

Under SFAS No. 123(R), we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition method alternatives are either a prospective method or a retroactive method. Under the retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123(R), while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are currently evaluating the impact of SFAS No. 123(R) and have not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and we have not determined whether its application will result in amounts in future periods that are similar to our current pro forma disclosures under SFAS No. 123. We expect that the adoption of SFAS No. 123(R) will have a material impact on our consolidated results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON CONSUMER PRODUCTS CORPORATION
By: /s/ Robert K. Kretzman
Robert K. Kretzman Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Date: September 9, 2005